EXHIBIT 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Nevada Gold & Casinos, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to American Racing and Entertainment LLC’s ability to continue as a going concern, dated May 4, 2007 with respect to our audit of the consolidated financial statements of American Racing and Entertainment, LLC and Subsidiaries as of December 31, 2006 and for the year then ended, which report is included in this Annual Report on Form 10-K of Nevada Gold & Casinos, Inc for the fiscal year ended April 27, 2008.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
July 24, 2008